Exhibit 10.35

CELCUITY INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

1. Introduction. The purpose of this Celcuity Inc. Change in Control and Severance Plan is to provide assurances of specified benefits to employees of the Company in the event of a Change in Control or certain terminations of employment following a Change in Control as described in this Plan (as such terms are defined below). This Plan is governed by ERISA. With respect to Plan benefits provided to Eligible Employees other than the Chief Executive Officer, the Plan is considered a “welfare benefit plan”, as defined in Section 3(1) of ERISA, and with respect to Plan benefits provided to the Chief Executive Officer, this Plan is considered a “pension plan”, as defined in Section 3(2) of ERISA, which is established solely for the purpose of providing severance benefits to a select group of management or highly compensated employees (i.e., a “top hat” plan), and will be construed accordingly. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

2. Definitions. As used herein, the following definitions will apply:

2.1 “Administrator” means (a) the Compensation Committee of the Board or, (b) solely with respect to Participants who are not Executive Officers of the Company, (i) the Chief Executive Officer of the Company; or (ii) any other officer of the Company to whom the Board has delegated any authority or responsibility with respect to this Plan pursuant to Section 11, but only to the extent of such delegation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Annual Base Salary” means the greater of Participant’s annual base salary as in effect as of the date of the Participant’s Involuntary Termination or the Change in Control (without regard to any reduction that would constitute Good Reason). Annual Base Salary does not include bonuses, commissions, overtime pay, incentive pay, performance awards, equity compensation, or any other additional compensation, payments and/or benefits provided by the Company.

2.4 “Board” means the board of directors of the Company.

2.5 “Bonus Payment Date” means the date when a Participant’s actual bonus is paid to such Participant pursuant to the Company’s annual cash bonus program.

2.6 “Cause” has the meaning set forth in the Equity Plan.

2.7 “Change in Control” has the meaning set forth in the Equity Plan. Notwithstanding this definition, no Change in Control shall be deemed to have occurred for purposes of this Plan unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.

2.8 “Change in Control Period” means the time period beginning on the date of the Change in Control and ending on the date that is twelve (12) months following a Change in Control.

2.9 “CIC Severance Multiplier” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only the higher level CIC Severance Multiplier will apply):

Participant’s Position	CIC Severance Multiplier
Chief Executive Officer	36
Executive Officers	24
All Other Executives (Chief Commercial Officer, Chief Medical Officer, VP Pharmaceutical Operations, VP Quality, General Counsel)	12
Other Vice Presidents	6
All Other Eligible Employees	3, or if greater, the lesser of (a) .5 months multiplied by full years of continuous employment and (b) 6

2.10 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.11 “Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable treasury regulations and guidance promulgated thereunder and any successor or similar statutory provisions.

2.12 “Committee” means the Compensation Committee of the Board.

2.13 “Company” means Celcuity Inc., a Delaware corporation, or any successor thereto, which, for the avoidance of doubt, includes any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction).

2.14 “Disability” has the meaning set forth in the Equity Plan.

2.15 “Eligible Employee” means any regular full or part-time employee of the Company, excluding seasonal and temporary employees.

2.16 “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other equity-based awards.

2.17 “Equity Plan” means the Celcuity Inc. Amended and Restated 2017 Stock Incentive Plan.

2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

2.19 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.20 “Executive Officer” means an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

2.21 “Good Reason” means, with respect to a Participant, the occurrence of one or more of the following (through a single action or series of actions) without the Participant’s written consent: (i) a material reduction in the Participant’s duties, authority or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including, as applicable, a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer or the Board; (iii) a material reduction in the Participant’s Annual Base Salary from the Participant’s Annual Base Salary at the time of the Change in Control; or (iv) a change in the geographic location of the Participant’s primary work facility or location, including (A) a change from working remotely, if remote work is permitted for such Participant, to requiring the Participant to work on-site or in a hybrid arrangement, or (B) by more than 25 miles from its current primary location, other than travel reasonably required in the performance of the Participant’s responsibilities. Notwithstanding the foregoing, the Participant will not be entitled to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and the Company fails to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, the Participant’s resignation will qualify as a resignation for “Good Reason” only if (x) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence and (y) the Participant resigns within 60 days following the end of such cure period.

2.22 “Involuntary Termination” means a termination of the Participant’s employment with the Company and its Affiliates (a) by the Participant for Good Reason, or (b) by the Company and its Affiliates for a reason other than Cause, death or Disability. For the avoidance of doubt, a transfer of the Participant’s employment or service from one business group, including corporate groups, or Affiliate of the Company to another business group or Affiliate of the Company, shall not be considered an Involuntary Termination of the Participant’s employment with the Company and its Affiliates unless the circumstances of such transfer meet the definition of Good Reason.

2.23 “Participant” means any Eligible Employee.

2.24 “Plan” means the Celcuity Inc. Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.25 “Section 280G” means Section 280G of the Code, including the rules and regulations promulgated thereunder.

2.26 “Section 409A” means Section 409A of the Code.

2.27 “Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.

2.28 “Severance Benefits” means the compensation and other benefits that the Participant will be eligible to receive under this Plan in the event of an Involuntary Termination as provided in Section 5, subject to the terms and conditions of this Plan.

2.29 “Target Annual Bonus” means the Participant’s target annual cash bonus amount pursuant to the Company’s annual cash bonus program (without regard to any reduction that would constitute Good Reason).

3. Equity Acceleration. In the event of a Change in Control, all outstanding Equity Awards held by any Participant in the Plan will fully vest (with performance awards vesting at the greater of target or actual performance levels) immediately upon the effective date of such Change in Control (the “Equity Acceleration”). For the avoidance of doubt, the Equity Acceleration will occur immediately upon the effective date of a Change in Control regardless of whether the Participant experiences an Involuntary Termination.

4. Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 5, only if the Participant experiences an Involuntary Termination.

5. Involuntary Termination during the Change in Control Period. Subject to the Participant’s compliance with Section 6, upon an Involuntary Termination that is within the Change in Control Period, the Participant will be eligible to receive the following Severance Benefits, subject to the terms and conditions of this Plan:

5.1 Cash Severance. An amount in cash equal to the product of (a) the Participant’s (i) Annual Base Salary plus (ii) Target Annual Bonus, (b) divided by twelve (12), and (c) multiplied by the CIC Severance Multiplier, payable, subject to Section 6, in a single lump sum on the 60th day after the Participant’s Involuntary Termination.

5.2 COBRA Premiums. If the Participant timely elects COBRA continuation coverage, a lump sum amount in cash equal to the monthly COBRA premiums (on an after-tax basis) that the Participant would be required to pay to continue the group health and prescription drug (but not dental or vision) coverage in effect on the date of the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for the Participant and any dependents of the Participant who are enrolled in Company benefits at the time of termination, multiplied by the lesser of the CIC Severance Multiple or 18, payable, subject to Section 9, in a single lump sum on the 75th day after the Participant’s Involuntary Termination.

6. Conditions to Receipt of Severance.

6.1 Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims in favor of the Company in a form of agreement provided by the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 55th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2 Restrictive Covenants. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any enforceable non-compete, non-solicit, employee invention and confidentiality agreement or similar agreement or policy. Any unpaid Severance Benefits under this Plan will be forfeited immediately if the Participant violates any such agreement and/or the provisions of this Section 6.

7. Limitation on Payments. In the event that the Severance Benefits, Equity Acceleration, and any other severance or benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G (the “280G Payments”) and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a) delivered in full; or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits is subject to the Excise Tax, such reduction will be first applied to reduce any cash payments and will thereafter be applied to reduce noncash payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination; provided, however, that, in no event may the 280G Payments be reduced in a manner that would result in subjecting the Participant to additional taxation or penalties under Section 409A.

Any determination required under this Section 7 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other independent accountant as determined in good faith by the Company (the “Accounting Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 7. The Company will bear all costs the Accounting Firm may incur in connection with any calculations contemplated by this Section 7.

8. Other Arrangements. Except as otherwise provided by the Company in writing, (i) in the event that the Participant is eligible for any other arrangement of the Company regarding severance or severance-type benefits in connection with a Change in Control (“Change in Control Severance Benefits”), the Eligible Employee will be entitled to receive the better of the Change in Control Severance Benefits and the benefits under this Plan; and (ii) the Plan shall not provide duplicative benefits with other Change in Control Severance Benefits, provided, however, that this nonduplication provision will not apply to any Change in Control bonus or retention arrangement which provides for benefits not in connection with an Involuntary Termination.

9. Section 409A.

9.1 This Plan and the Severance Benefits and Equity Acceleration are intended to comply with or be exempt from the requirements of Section 409A and will be construed and interpreted in accordance with such intent.

9.2 Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under this Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates to the extent such offset would result in taxes or penalties under Section 409A. Amounts reimbursable to Participant under this Plan shall be paid to Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Participant) during one year may not affect amounts reimbursable or provided in any subsequent year);

9.3 To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following Participant’s Separation from Service shall instead be paid on the first business day after the date that is six (6) months following Participant’s Separation from Service (or, if earlier, Participant’s date of death). Such amount will be paid without interest.

9.4 Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant in connection with any Severance Benefits or Equity Acceleration (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

9.5 Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 409A. For purposes of Section 409A, the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. In addition, to the extent necessary to comply with Section 409A of the Code, if the period during which a Release must be executed and become irrevocable spans two calendar years, payment of the Severance Benefits will commence in the second calendar year.

9.6 For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a Separation from Service and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

10. Withholdings. The Company or any Affiliate will have the right and is hereby authorized to withhold from any Severance Benefits or Equity Acceleration due under this Plan or from any compensation or other amount owing to a Participant, the amount (in cash, shares, other securities or other property) of any applicable withholding taxes in respect of the amounts payable under this Plan and to take such other action as may be necessary in the opinion of the Administrator or the Company to satisfy all obligations for the payment of such taxes.

11. Administration. This Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to this Plan and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to this Plan.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in this Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under this Plan. The Committee will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under this Plan.

13. Amendment or Termination. The Committee reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination will be effective, with or without advance notice, as of the date determined by the Committee. Notwithstanding the foregoing, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate this Plan in any way, nor take any other action under this Plan, which (a) prevents the Participant from becoming eligible for Severance Benefits or Equity Acceleration or (b) reduces or alters to the detriment of the Participant the Severance Benefits or Equity Acceleration payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). Unless and until a Change of Control occurs, the Participants’ rights under this Plan are unvested and may be amended or revoked at any time. Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity.

14. Claims and Appeals.

14.1 Claims Procedure. Any employee or other person (or his or her authorized representative) who believes he or she is entitled to any Severance Benefits or Equity Acceleration (“Claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (a) the date the Claimant learned the amount of his or her Severance Benefits or Equity Acceleration or (b) the date the Claimant learned that he or she will not be entitled to any Severance Benefits or Equity Acceleration. If the claim is denied (in full or in part), the Claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

14.2 Appeal Procedure. If the Claimant’s claim is denied, the Claimant may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the Claimant received the written notice of their claim denial or else the Claimant loses the right to review. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the Claimant will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the Claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the Claimant’s right to bring an action under Section 502(a) of ERISA. The decision of the Administrator will be made in its sole discretion and is final and binding on all parties.

14.3 Limitations Period. The claims and appeals procedure above is mandatory. If a Claimant has completed the entire claims and appeals procedure and still disagrees with the outcome of his or her claim, the Claimant may commence a civil action under ERISA. The Claimant must commence such civil action within one year of the date of the final denial, or the Claimant will waive all rights to relief under ERISA.

15. Source of Payments. All payments under this Plan will be paid from the general funds of the Company; no separate fund will be established under this Plan, and this Plan will have no assets. No right of any person to receive any payment under this Plan will be any greater than the right of any other general unsecured creditor of the Company.

16. Benefits Nontransferable. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17. No Right to Continued Employment. Neither the establishment or maintenance or amendment of this Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. This Plan in no way alters a Participant’s at-will employment arrangement with the Company, and the Company expressly reserves the right to discharge any of its employees, including the Participant, at any time, with or without cause. However, as described in this Plan, a Participant may be eligible for Severance Benefits depending upon the circumstances of his or her termination of employment.

18. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.

19. Applicable Law. This Plan will be governed by, and construed in accordance with, ERISA. For purposes of any action, lawsuit or other proceedings brought to enforce this Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the federal courts for the United States for the District of Minnesota.

20. Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

21. Headings and Construction. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they will be deemed to be followed by the words “but not limited to”, and the word “or” will not be deemed to be exclusive. Pronouns and other words of gender will be read as gender neutral. Words importing the plural will include the singular and the singular will include the plural.

22. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of this Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

Appendix

STATEMENT OF ERISA RIGHTS

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

■	Receive Information About Your Plan and Benefits

Examine, without charge, at the Administrator’s office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.

■	Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

■	Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

■	Assistance with Your Questions

If you have any questions about your plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Employer and Plan Sponsor:	Celcuity Inc. 16305 36th Avenue North; Suite 100 Minneapolis, Minnesota 55446

Employer Identification Number (EIN):	82-2863566

Plan Name:	Celcuity Inc. Change in Control and Severance Plan

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	Calendar year

Plan Number:	502

Plan Administrator:	The Administrator Celcuity Inc. 16305 36th Avenue North; Suite 100 Minneapolis, Minnesota 55446

Agent for Service of Legal Process:	General Counsel and Chief Compliance Officer Celcuity Inc. 16305 36th Avenue North; Suite 100 Minneapolis, Minnesota 55446

Service of legal process may be also made upon the Plan Administrator

Funding	Unfunded; benefits are paid solely from the Employer’s general assets